Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-210259 and 333-205773 on Form S-8 of our report dated March 20, 2018, relating to the consolidated financial statements of Chiasma, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Chiasma, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, MA

March 20, 2018